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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
February 23, 2005

The Walt Disney Company

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11605	95-4545390
(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street
Burbank, California	91521
(Address of principal executive offices)	(Zip Code)

(818) 560-1000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

     Item 1.01 Entry into a Material Definitive Agreement.

     On February 23, 2005, the Registrant entered into a new $2.25 billion Five Year Credit Agreement with a syndicate of lenders to support commercial paper borrowings. This new facility will expire in February 2010 and replaces the Registrant’s existing $2.25 billion 364-Day Credit Agreement, which expired on February 23, 2005. Similar to the Registrant’s existing bank facility, under the new bank facility, the Registrant has the option to borrow at LIBOR-based rates plus a spread depending on the Registrant’s senior unsecured debt rating. It also contains only one financial covenant, relating to interest coverage, and it specifically excludes certain entities, including Euro Disney and Hong Kong Disneyland, from any representations, covenants or events of default. A copy of the Credit Agreement is filed herewith as Exhibit 10(a).

     In addition, on February 23, 2005, the Registrant entered into an amendment to its existing Five Year Credit Agreement (which credit agreement was filed as Exhibit 10(a) to the Registrant’s Form 10-Q for the period ended March 31, 2004). The Termination Date of the facility is February 24, 2009. Prior to the amendment, a letter of credit issued under the facility may not have had an expiration date of longer than one year from the date of its issuance. With the amendment, the Registrant is now able to issue letters of credit with an expiration date on or before 30 days prior to the Termination Date of the facility. A copy of the amendment is filed herewith as Exhibit 10(b).

     Item 9.01 Financial Statements and Exhibits.

       (c) Exhibits

10(a) Five Year Credit Agreement dated as of February 23, 2005

10(b) Letter Amendment dated as of February 23, 2005 to Five Year Credit Agreement dated as of February 25, 2004

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson

Roger J. Patterson
Vice President, Counsel

Dated: February 25, 2005